                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106997

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 24, 2003)

(Grey Wolf, Inc. Logo)


                                  $150,000,000
               3.75% Contingent Convertible Senior Notes Due 2023
                                       and
               Common Stock Issuable Upon Conversion of the Notes

         The document supplements our prospectus dated July 24, 2003 (the "prospectus"), relating to $150,000,000 aggregate principal amount of our 3.75% Contingent Convertible Senior Notes Due 2023 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The following table has been prepared based upon information furnished to us by the selling securityholders and supplements the information under the caption "Selling Securityholders" in the prospectus.

                                                                                     Shares of
                                                     Principal                        Common
                                                     Amount of                         Stock
                                                       Notes                        Beneficially
                                                    Beneficially    Percentage of      Owned          Shares of
                                                     Owned that         Notes         Prior to      Common Stock
                                                    may be Sold     Outstanding(1)   Conversion   Registered Hereby
                                                    ------------    --------------  ------------  -----------------
Clinton Multistrategy Master Fund, Ltd......         $4,000,000          2.7%             -            620,155
Clinton Riverside Convertible
      Portfolio Limited.....................          5,500,000          3.7%             -            852,713
DBAG--London................................         49,750,000         33.17%            -          7,713,180
Deutsche Bank Securities Inc. ..............          4,700,000          3.13%            -            728,682
Meadow IAM Limited..........................            500,000           *               -             77,519

----------
*    Less than 1%

(1) The percentage of notes outstanding is based on the $150,000,000 principal amount of notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is August 5, 2003.